                                                                    EXHIBIT 99.1

                  INFORMATION REQUIRED BY PART III OF FORM 10-K
                  ---------------------------------------------

DIRECTORS AND OFFICERS OF THE REGISTRANT

   The executive officers and members of the Board of Directors of the Company and their ages, are as follows:


NAME                                      AGE                              POSITION
----                                      ---                              --------
Edwin P. Kuhn........................     57       President, Chief Executive Officer and Director

James W. George......................     48       Senior Vice President, Chief Financial Officer and Secretary

Timothy L. Doane.....................     42       Senior Vice President

Michael H. Hinderliter...............     51       Senior Vice President

Steven C. Lee........................     36       Vice President and General Counsel

Margaret M. Eisen....................     46       Director

Robert B. Calhoun, Jr................     57       Chairman of the Board of Directors and Director

Eugene P. Lynch......................     38       Director

Louis J. Mischianti..................     40       Director

Rolf H. Towe.........................     61       Director

Harrison T. Bubb.....................     60       Director

E. Philip Saunders...................     62       Director

James L. Hebe........................     51       Director

         Officers of the Company are appointed by the Board of Directors and serve at its discretion. The term of office for each Director expires when such Director's successor is elected and qualified.

         Edwin P. Kuhn was named President, Chief Executive Officer and Director of the Company and its subsidiaries in January 1997. Mr. Kuhn has served as President and Chief Executive Officer of TA since the closing of the TA Acquisition in December 1993. Mr. Kuhn served as the General Manager (the most senior position and effective President) of TA under BP's ownership from April 1992 to December 1993. Prior to joining TA, Mr. Kuhn spent 25 years with Sohio and BP in a series of retail site operating positions, most recently as the Retail Marketing Regional Manager for all BP retail facilities in the states of Ohio, Pennsylvania and Kentucky.

         James W. George was named Senior Vice President, Chief Financial Officer and Secretary of the Company and its subsidiaries in January 1997. Mr. George has served as a Vice President and Chief Financial Officer of TA since the closing of the TA Acquisition in December 1993. From August 1990 to December 1993, Mr. George served as the Controller (the most senior financial position) of TA under BP's ownership. Prior to joining TA, Mr. George spent ten years with Sohio and BP in a series of accounting and finance positions.

         Timothy L. Doane was named Senior Vice President, Market Development of the Company and its subsidiaries in January 1997. Mr. Doane has served as a Vice President, Market Development of TA since 1995. Prior to joining TA, Mr. Doane spent 15 years with Sohio and BP in a series of positions including Director of Procurement (for all purchases except crude oil), Manager of BP's Procare Automotive Service (a chain of stand-alone automobile repair garages in three midwestern states), International Brand Manager (in the United Kingdom) and Division Manager in retail marketing.

         Michael H. Hinderliter was named Senior Vice President, Marketing of the Company and its subsidiaries in January 1997. Mr. Hinderliter has served as a Vice President, Marketing of TA since the closing of the TA Acquisition in December 1993. From August 1992 to December 1993, Mr. Hinderliter served as the Marketing Manager of TA under BP's ownership. From 1989 to August 1992, Mr. Hinderliter was the manager of BP Truckstops Limited, BP's truckstop network in the United Kingdom. Prior thereto, Mr. Hinderliter spent 14 years with TA under Ryder, Sohio and BP ownership in a series of positions which included serving as a Fleet Sales Manager, Division Manager and location General Manager.

         Steven C. Lee was named Vice President and General Counsel of the Company and its subsidiaries in December 1997. From September 1995 to November 1997, Mr. Lee served as Assistant Vice President and Corporate Counsel of Premier Farnell Corporation (formerly Premier Industrial Corporation). Mr. Lee practiced law with Calfee, Halter & Griswold from 1989 to 1995.

         Margaret M. Eisen has been a Director of the Company since April 1997. Ms. Eisen has served as Managing Director, North American Equities since June 1995 at General Motors Investment Management Corporation ("GMIMC"), the investment advisor to First Plaza Group Trust ("First Plaza"). From March 1993 to June 1995 and from March 1992 to March 1993, Ms. Eisen served as Director, Worldwide Pension Investments and as Director, Equity Portfolio Strategy, respectively, at Du Pont Pension Fund Investment, E. I. Du Pont de Nemours and Company.

         Robert B. Calhoun, Jr. has been a Director of the Company since April 1993 and was elected Chairman of the Board of Directors in September 1996. Mr. Calhoun has been President of Clipper Asset Management Corporation, which is the sole general partner of Clipper, as well as certain of its affiliates and related entities, since 1991. Mr. Calhoun also serves as director of Avondale Mills, Inc., David's Bridal, Inc., Interstate Bakeries Corporation and several private companies.

         Eugene P. Lynch has been a Director of the Company since April 1993. Mr. Lynch has been employed by Clipper or its affiliates and related entities since 1991 and has served as a Managing Director since 1993. Mr. Lynch also serves as a director of AVTEAM, Inc., Owosso Corporation, David's Bridal, Inc., and several private companies.

         Louis J. Mischianti has been a Director of the Company since October 1992. Mr. Mischianti has been employed by Olympus Advisory Partners, Inc., an affiliate of Olympus Private Placement Fund, L.P. ("Olympus"), since May 1994. Mr. Mischianti was employed by Clipper or its affiliates from 1991 to April 1994. Mr. Mischianti serves as a director of several private companies.

         Rolf H. Towe has been a Director of the Company since July 1996. Mr. Towe has served as a Senior Managing Director of Clipper and its affiliates since 1991. Mr. Towe also serves as a director of Sterling Chemicals Holdings, Inc. and several private companies.

         Harrison T. Bubb has been a Director of the Company since March 1998. Mr. Bubb spent over 35 years with Sohio and BP in various positions, including Vice President - Strategic Development, Director - Retail Europe, Vice President
- Marketing (USA) and General Manager - Retail Sales.

         E. Philip Saunders was appointed as a Director of the Company on September 22, 1999. Mr. Saunders was the founder and served as Chairman and Chief Executive Officer of Travel Ports of America, Inc. until its merger with the Company in June 1999. In addition, since 1981, Mr. Saunders has been Chairman and Chief Executive Officer of Sugar Creek Stores, a chain of convenience stores. Mr. Saunders was also Chairman and Chief Executive Officer of W.W. Griffith Oil Co. from 1977 until it was sold to Energert!x in 1998. Mr. Saunders also serves as a director of Hahn Automotive Warehouse, Inc.

          James L. Hebe was appointed as a Director of the Company on September 22, 1999. Mr. Hebe has been Chairman, President and Chief Executive Officer of Freightliner Corporation since 1992. Mr. Hebe's career spans 28 years in the transportation industry. He serves on the boards of various transportation-related associations.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of December 31, 1999 (the "Named Executive Officers") for services rendered to the Company and its subsidiaries for 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                     Compensation
                                                                                     ------------
                                                                                      Securities   All Other
                                                                                      Underlying  Compensation
        Name and Principal Position              Year       Salary ($)  Bonus ($)(1)  Options (#)    ($) (2)
        ---------------------------              ----       ----------   ----------  -----------    -------

Edwin P. Kuhn...............................    1999          374,000    187,000          -         6,657
   President, Chief Executive Officer and       1998          350,000    175,000          -         8,285
   Director                                     1997          325,000    162,500          -         4,243

James W. George.............................    1999          242,000    121,000          -         7,219
   Senior Vice President, Chief Financial       1998          225,000    112,500          -         4,364
   Officer and Secretary                        1997          210,000    105,000          -         4,241

Michael H. Hinderliter......................    1999          242,000    121,000          -         5,744
   Senior Vice President                        1998          225,000    112,500          -         6,460
                                                1997          210,000    105,000          -         4,953

Timothy L. Doane............................    1999          242,000    121,000          -         6,492
   Senior Vice President                        1998          225,000    112,500          -         7,757
                                                1997          210,000    105,000          -           529

Steven C. Lee...............................    1999          118,000     47,200          -           534
   Vice President and General Counsel(3)        1998          110,000     44,000          -           350
                                                1997            9,167      3,667          -             -

----------------------

(1)      Represents bonus for services rendered in the indicated year.

(2) Represents life insurance premiums paid by the Company. Mr. Kuhn's amount includes $4,363 in 1999, $3,405 in 1998 and $3,424 in 1997, reflecting his use of a Company automobile. Mr. George's amount includes $5,083 in 1999, $3,084 in 1998 and $3,712 in 1997 reflecting his use of a Company automobile. Mr. Hinderliter's amount includes $3,303 in 1999, $4,960 in 1998 and $4,953 in 1997 reflecting his use of a Company automobile. Mr. Doane's amount includes $5,088 in 1999 and $6,917 in 1998 reflecting his use of a Company automobile.

(3) Mr. Lee began employment with the Company in December 1997, and was elected as Vice President and General Counsel effective December 17, 1997.

         Option Grants.

         The following table sets forth certain information regarding stock options granted in 1999 pursuant to the Company's 1997 Stock Incentive Plan (the "1997 Stock Plan") to the executive officers named in the Summary Compensation Table. One-hundred percent of the options listed below have vested based on 1999 earnings. Vested options may be exercised at any time after December 31 of the year of grant and will remain exercisable through December 31, 2006, at which time they will terminate.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL
                                                                                                  RATES OF STOCK
                                                                                                      PRICE
                                                                                                 APPRECIATION FOR
                                    INDIVIDUAL GRANTS                                              OPTION TERM
------------------------------------------------------------------------------------------------------------------------
                        NUMBER OF        PERCENT OF
                        SECURITIES     TOTAL OPTIONS
                        UNDERLYING       GRANTED TO        EXERCISE
                         OPTIONS        EMPLOYEES IN       PRICE OF
         NAME            GRANTED        FISCAL YEAR        OPTIONS       EXPIRATION DATE        5%             10%
         ----           ----------     --------------      ---------     ----------------   -----------    -----------
Edwin P. Kuhn             41,340           17.8%           $25.00       December 31, 2006   $   903,545    $ 1,779,101
James W. George           24,664           10.6%           $25.00       December 31, 2006   $   539,067    $ 1,061,436
Michael H. Hinderliter    24,664           10.6%           $25.00       December 31, 2006   $   539,067    $ 1,061,436
Timothy L. Doane          24,664           10.6%           $25.00       December 31, 2006   $   539,067    $ 1,061,436
Steven C. Lee              8,604            3.7%           $25.00       December 31, 2006   $   188,053    $   370,280

         Vested options may be exercised at any time after December 31, 1999. Options may also, at the discretion of the Company, vest and/or become exercisable at earlier dates than otherwise provided in the event of certain changes in control or Reorganization Events (as defined in the 1997 Stock Plan). Vested options are exercisable for limited periods following termination of employment of a named executive officer; non-vested options terminate upon termination of employment. Securities obtained as a result of the exercise of options may not be transferred except to certain family members and, upon termination of employment or death, are subject to call and put rights that, generally, give the Company the right, but not the obligation, for a specified time period to purchase such securities from the named executives at a formula price and give the named executives the right, but not the obligation, for a specified time period to sell such securities to the Company at a second formula price. Pursuant to either of the foregoing formulas, a purchase price per share is derived by subtracting consolidated indebtedness (as defined in the 1997 Stock Plan) from a specified multiple of EBITDA (as defined in the 1997 Stock
Plan) and dividing the result by the sum of the number of issued and outstanding shares of capital stock of the Company plus the number of shares of capital stock of the Company subject to certain warrants.

         1993 Stock Plan. Stock options to purchase shares of the Company's Common Stock, par value $0.01 per share ("Common Stock") have been granted to the Named Executive Officers prior to 1996 pursuant to the Company's 1993 Stock Incentive Plan (the "1993 Stock Plan") as Series I, Series II and Series III options, as follows: Mr. Kuhn, 15,860, 16,721 and 17,799 options; both of Messrs. George and Hinderliter, 9,818, 10,364 and 11,018 options; and Mr. Doane, 7,364, 7,773, and 8,263 options, respectively. The option exercise price for each Series I, Series II and Series III option is as follows: $10.00 per share, $17.49 per share and $22.50 per share, respectively. Seventy-five percent of each series of options have vested with respect to Messrs. Kuhn, George and Hinderliter and 67% of each series of options have vested with respect to Mr. Doane. Options are currently exercisable to the extent vested as of December 31, 1996 and remain exercisable for limited periods following termination of employment of the Named Executive Officer. All such unvested options were canceled in connection with the adoption of the 1997 Stock Plan. Common Stock shares acquired upon the exercise of options may not be transferred except to certain family members and are subject to call and put options upon termination of employment. The call and put option pricing formula under the 1993 Stock Plan and option agreements has been modified to the formula under the 1997 Stock Plan. It is also expected that if a change of control occurs within six months after termination of employment for "good reason," death, "disability" or termination other than for "cause"

(as defined), an adjustment will be made to the amount paid upon exercise of any call options or put options (but, in the case of put options, only to the extent the proceeds received by the former employee upon exercise of the put option are used to repay indebtedness to the Company) so that the former employee will be able to receive any amounts in excess of the call or put price payable in the change of control transaction. See "Certain Transactions-Stockholders' Agreements-Supplemental Institutional and Management Stockholders' Agreement."

         The following table sets forth information concerning the value of unexercised options as of December 31, 1999 held by the Named Executive Officers. No options were exercised by any Named Executive Officer in 1999.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                    LAST FISCAL YEAR-END OPTION VALUES TABLE

                                    SHARES                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                   ACQUIRED      VALUE        UNDERLYING OPTIONS            IN-THE-MONEY OPTIONS
                                  ON EXERCISE  REALIZED       AT 1999YEAR-END (#)             AT 1999YEAR-END ($)
              NAME                    (#)         ($)      EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE(1)(2)
              ----                ----------- ---------    ----------------------------   -------------------------------
Edwin P. Kuhn....................      -           -            141,879/ -                          1,698,921/-
James W. George..................      -           -             84,023/ -                          1,010,855/-
Michael H. Hinderliter...........      -           -             84,023/ -                          1,010,855/-
Timothy L. Doane.................      -           -             76,722/ -                            888,336/-
Steven C. Lee....................      -           -             14,604/ -                            131,713/-

---------------------

(1) The portion of all options granted pursuant to the 1993 Stock Plan which were unexercisable as of December 31, 1996 were canceled in connection with the adoption of the 1997 Stock Plan.

(2)      Based on a stock price of $33.30 per share.


COMPENSATION OF DIRECTORS

         In September 1996, the Company's Board of Directors unanimously agreed to waive all Board of Directors retainers and meeting fees, although there is no assurance such an arrangement will continue in the future. Beginning in 1997, each non-employee director was granted, subject to being disclaimed by such directors, 1,250 stock options each year pursuant to the 1997 Stock Plan. Members of the Company's Board of Directors also receive reasonable out-of-pocket expenses in connection with travel to and attendance at meetings.

EMPLOYMENT AGREEMENTS AND STOCKHOLDERS' AGREEMENTS WITH EDWIN P. KUHN, JAMES W. GEORGE, MICHAEL H. HINDERLITER AND TIMOTHY L. DOANE

         The Company has entered into an employment agreement, a stockholder's agreement and a Supplemental Institutional and Management Stockholders' Agreement with each of Edwin P. Kuhn, James W. George, Michael H. Hinderliter and Timothy L. Doane (the "Executives"). The principal terms and conditions of the Executives' employment agreements are as follows:

         The Executives shall be employed by the Company from January 1, 1997 through December 31, 2000 (unless terminated earlier). The employment agreements provide for annual base salaries, subject to approved increases, of $325,000 for Mr. Kuhn and $210,000 for Messrs. George, Hinderliter and Doane, respectively; annual bonuses of up to 50% of annual base salary; participation in Company employee benefit plans; and certain fringe benefits.

         If an Executive's employment is terminated prior to December 31, 2000:
(i) by his resignation other than for "good reason" (this term and each subsequent term in quotation marks referenced in this paragraph as defined in the employment agreements) or for "cause", he shall be entitled to only his accrued and unpaid base salary and any vested benefits under the Company's 1993 and 1997 Stock Plans; (ii) by reason of death or "permanent disability", then in addition to the foregoing, any annual or guaranteed bonus (whichever is greater), pro-rated, and Company-paid continued medical coverage; and (iii) by his resignation for good reason or by the Company for any other reason, base salary until December 31, 2000 (or if later, for one year) subject to offset, his guaranteed bonus, if any (or, if greater, any annual bonus, pro-rated), any vested benefits under the Company's 1993 and 1997 Stock Plans and subsidized medical coverage; provided that if the Executive engages in a "competitive activity," he shall instead only be entitled to his accrued and unpaid base salary, any vested benefits under the Company's 1993 and 1997 Stock Plans and subsidized medical coverage. If any payments and the value of benefits are "contingent on a change of control" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (which could include, for example and without limitation, the accelerated vesting of stock options upon a change of control), then the Company may be denied an income tax deduction for all or a portion of such payments, and the recipient thereof may be subject to a 20% excise tax in addition to income tax otherwise imposed. The Executives' employment agreements also include non-competition and non-solicitation covenants and confidentiality agreements.

         For a description of the stockholder's agreements entered into by the Executives, see "Certain Relationships and Related Transactions-Stockholders' Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Since April 1997, the members of the Executive Compensation Committee of the Board of Directors have been Robert B. Calhoun, Jr., Louis J. Mischianti and Rolf H. Towe. Messrs. Calhoun and Towe are employed by Clipper and/or its affiliates and Mr. Mischianti is employed by an affiliate of Olympus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The Company has one class of Common Stock outstanding and four classes of convertible preferred stock outstanding: Series I and Series II Convertible Preferred Stock, par value $0.01 per share ("Series I Preferred" and "Series II Preferred," respectively), and Series I and Series II Senior Convertible Participating Preferred Stock, par value $0.01 per share ("Series I Senior" and "Series II Senior," respectively).

         At the option of the holder thereof, Series I Preferred and Series I Senior may be converted to Common Stock at any time on a one for one basis. Series II Preferred and Series II Senior also may be converted to Common Stock on a one for one basis; however, the total number of shares that may be converted at any one time is limited to a percentage determined by reference to a formula reflecting the number of outstanding shares of Common Stock at the time of conversion. Pursuant to this formula, as of December 31, 1999, Clipper/Merchant I, L.P. ("Clipper/Merchant"), which holds of record all outstanding shares of Series II Preferred and Series II Senior, could have elected to convert a combined total of 293,686 shares of Series II Preferred and Series II Senior (out of a total of 2,171,718 shares) to an equal number of shares of Common Stock.

         The following table sets forth the number of shares of capital stock of the Company beneficially owned, as of February 15, 2000, by each person known by the Company to beneficially own more than 5% of any class of capital stock of the Company (other than directors and officers, see "-Directors and Officers").

                                                     AMOUNT AND                              PERCENT OF
                                                     NATURE OF                                 STATED
NAME OF BENEFICIAL OWNER                            OWNERSHIP(1)     CLASS OF STOCK            CLASS(1)
------------------------                            ---------        --------------          -----------
United States Trust Company of New York.......        370,000(2)     Common                     42.0%
   770 Broadway
   New York, NY 10003

Clipper Capital Associates, L.P.(3)...........      4,622,294        Common(4)                  84.0
   650 Madison Avenue                                                Series I
   New York, NY 10022                               2,472,952        Preferred(5)               95.3
                                                                     Series II
                                                    1,237,374        Preferred(5)              100.0
                                                    1,855,656        Series I Senior(5)         69.2
                                                                     Series II
                                                   934,344           Senior(5)                 100.0

UBS Capital LLC...............................        500,739        Common(6)                  37.7
   299 Park Avenue                                     22,059        Series I Preferred          0.9
   New York, NY 10171                                 425,000        Series I Senior            15.9

First Plaza Group Trust.......................      3,996,862        Common(7)                  81.9
   c/o The Chase Manhattan Bank                                      Series I
   4 Chase Metro Tech Center                        2,096,221        Preferred(8)               80.8
   Brooklyn, NY  11245                              1,800,000        Series I Senior(8)         67.1

Olympus Private Placement Fund, L.P...........        523,451        Common(9)                  37.3
   Metro Center                                                      Series I
   One Station Place                                  306,912        Preferred(10)              11.8
   Stamford, CT 06902                                 200,000        Series I Senior             7.5

The Travelers Indemnity Company...............        200,000        Common(11)                 18.5
   One Tower Square                                   200,000        Series I Senior             7.5
   Hartford, CT 06183

Merchant Truckstops, L.P.(12).................        293,686        Common(13)                 25.0
   11 Madison Avenue                                                 Series II
   New York, NY 10010                               1,225,000        Preferred                  99.0

Freightliner Corporation......................        300,000        Common (14)                30.6
   4747 North Channel Avenue
   Portland, OR  97217

E. Philip Saunders............................         85,000        Common                      9.6
   760 Brooks Ave.
   Rochester, NY 14619

-----------

(1) With respect to Common Stock, reflects beneficial ownership of Common Stock, assuming the conversion into Common Stock by the listed stockholder of any preferred stock and the exercise by the listed stockholder of any options or warrants to purchase Common Stock owned by such stockholder to the extent currently convertible or exercisable within 60 days after February 15, 2000.

(2) United States Trust Company of New York holds these shares in its capacity as Voting Trustee under the Voting Trust Agreement. See "Certain Relationships and Related Transactions."

(3) Clipper Capital Associates, L.P. ("CCA") directly owns 127,243 shares of Series I Preferred and 37,474 shares of Series I Senior and is the general partner of three limited partnerships that are the record owners of the remainder of these shares: (i) National Partners I, L.P. ("National I"), (ii) National Partners, L.P. III, ("National III") and
       (iii) Clipper/Merchant. CCA thus may be said to beneficially own all such shares owned by these three limited partnerships. Clipper Capital Associates, Inc. ("CCI") is the general partner of CCA, and the sole stockholder of CCI is Robert B. Calhoun, Jr., a director of the Company. By virtue of such relationship, CCI and Mr. Calhoun may be deemed to beneficially own these shares. CCI and Mr. Calhoun disclaim beneficial ownership of all such shares except to the extent of any pecuniary interest they may have therein. See footnote 3 to the following security ownership table.

(4) Includes shares of Common Stock that could be issued upon conversion of all outstanding shares of preferred stock of the Company held of record by the following: (i) CCA: 127,243 shares of Series I Preferred and 37,474 shares of Series I Senior, (ii) National I: 2,065,405 shares of Series I Preferred and 1,818,182 shares of Series I Senior, (iii) National III: 280,304 shares of Series I Preferred and (iv) Clipper
       Merchant: 1,237,374 shares of Series II Preferred and 934,344 shares of Series II Senior. As of February 15, 1999, a combined total of only 293,686 shares of the two Series II classes held by Clipper/Merchant were convertible, as described above. For further discussion of National I, National III and Clipper/Merchant see footnotes 8, 10 and 12 below.

(5)    See footnote 4 above.

(6) Includes 53,680 shares of Common Stock held of record, 22,059 shares of Common Stock that could be issued upon conversion of Series I Preferred and 425,000 shares of Common Stock that could be issued upon conversion of Series I Senior.

(7) Includes 100,641 shares of Common Stock that could be issued upon exercise of warrants, 2,096,221 shares of Common Stock that could be issued upon conversion of Series I Preferred and 1,800,000 shares of Common Stock that could be issued upon conversion of Series I Senior. For further discussion of First Plaza's share ownership, see footnote 8 below.

(8) First Plaza directly owns 51,471 shares of Series I Preferred. In addition, First Plaza, as limited partner of National I and under National I's partnership agreement, may be deemed to beneficially own 2,044,750 shares of Series I Preferred and 1,800,000 shares of Series I Senior held of record by National I.

(9) Includes 16,539 shares of Common Stock that could be issued upon exercise of warrants, 306,912 shares of Common Stock that could be issued upon conversion of Series I Preferred and 200,000 shares of Common Stock that could be issued upon conversion of Series I Senior. For further discussion of Olympus' share ownership, see footnote 10 below.

(10) Olympus directly owns 29,412 shares of Series I Preferred. In addition, Olympus, as limited partner of National III and under National III's partnership agreement, may be deemed to beneficially own 277,500 shares of Series I Preferred held of record by National III. Olympus disclaims beneficial ownership of all such shares, except to the extent of any pecuniary interest it may have therein.

(11) Includes 200,000 shares of Common Stock that could be issued upon conversion of Series I Senior.

(12) Merchant Truckstops, L.P. ("Merchant"), as the limited partner of Clipper/Merchant and under Clipper/Merchant's partnership agreement, may be deemed to beneficially own 1,225,000 shares of Series II Preferred held of record by Clipper/Merchant. Merchant is a limited partnership of which Merchant Truckstops, Inc. ("Merchant Inc.") is the general partner, and Merchant Inc. is an indirect wholly-owned subsidiary of Credit Suisse Group ("CS"). By virtue of such relationship, Merchant Truckstops and CS may be deemed to beneficially own these shares. Merchant, Merchant Inc. and CS disclaim beneficial ownership of all such shares, except to the extent of any pecuniary interest they may have therein.

(13) Includes 293,686 shares of Common Stock that could be issued upon conversion of shares of Series II Preferred that were eligible for conversion as of February 15, 2000, as described above.

(14) Includes 100,000 shares of Common Stock that could be issued upon exercising an option to purchase Common Stock.

DIRECTORS AND OFFICERS

         The following table sets forth the number of shares of capital stock of the Company beneficially owned, as of February 15, 2000, by each of the Company's executive officers and directors, and all executive officers and directors of the Company as a group.


                                       AMOUNT AND                                  PERCENT OF
                                       NATURE OF                                     STATED
NAME                                   OWNERSHIP(1)          CLASS OF STOCK         CLASS(1)
----                                   ---------             --------------         ----------
Edwin P. Kuhn........................    163,331           Common                       15.9
                                           6,000           Series I Preferred            *
James W. George......................     96,113           Common                       10.0
                                             500           Series I Preferred            *
Michael H. Hinderliter...............     96,613           Common                       10.0
                                           1,000           Series I Preferred            *
Timothy L. Doane.....................     85,450           Common                        8.9
                                           1,000           Series I Preferred            *
Steven C. Lee........................     19,468           Common                        2.2
                                           1,000           Series I Preferred            *
Margaret M. Eisen....................          -           -                               -
Robert B. Calhoun, Jr................  4,622,294           Common(2)                    84.0
                                       2,472,952           Series I Preferred(2)        95.3
                                       1,237,374           Series II Preferred(2)      100.0
                                       1,855,656           Series I Senior(2)           69.2
                                         934,344           Series II Senior(2)         100.0
Eugene P. Lynch......................          -           -                             -
Louis J. Mischianti..................      3,750           Common                        *
Rolf H. Towe.........................     11,250           Common                        1.3
Harrison T. Bubb.....................      2,500           Common                        *
E. Philip Saunders...................     85,000           Common                        9.6
James L. Hebe                                  -           -                             -
(All directors and officers as a
   group (13 persons))...............  5,185,769           Common                       87.4
                                       2,482,452           Series I Preferred           95.7
                                       1,237,374           Series II Preferred         100.0
                                       1,855,656           Series I Senior              69.2
                                         934,344           Series II Senior            100.0

-----------

(1) In the case of Common Stock, reflects beneficial ownership of Common Stock, assuming the exercise by the listed stockholder of options to purchase Common Stock owned by such stockholder to the extent currently exercisable within 60 days after February 15, 2000, the exercise by the listed stockholder of warrants and the conversion by the listed stockholder of convertible preferred shares.

(2) CCA, National I, National II, National III and Clipper/Merchant are the record owners of these shares. Mr. Calhoun is the sole stockholder of CCI, which is the general partner of CCA. CCA is the general partner of each of National I, National III and Clipper/Merchant. By virtue of such relationships, Mr. Calhoun may be deemed to beneficially own all of such shares. Mr. Calhoun disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest he may have therein. See footnotes 3, 4, and 5 to the previous security ownership table.

* The percentage of shares beneficially owned in class is less than one percent of the class so owned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VOTING TRUST AGREEMENT

         Voting and transfer of the shares of Common Stock beneficially owned by Operators and Franchisee-Owners ("Certificate Holders") are governed by a voting trust agreement dated as of April 14, 1993, as amended as of March 6, 1997, among the Certificate Holders, United States Trust Company of New York as the voting trustee (the "Voting Trustee") and the Company (the "Voting Trust Agreement"). The Operators' and Franchisee-Owners' beneficial ownership interest in such shares is evidenced by voting trust certificates (the "Voting Trust Certificates"). In connection with any matter that may be put to a vote of the Company's stockholders, the Voting Trustee will vote all of the shares subject to the Voting Trust Agreement in the manner determined by a vote by the Certificate Holders. Transfers of the Voting Trust Certificates or beneficial interests in shares of Common Stock represented thereby are only permitted in accordance with applicable securities laws and are also subject to certain restrictions. Certain provisions of the Voting Trust Agreement may only be amended by a vote of Certificate Holders holding a majority of the Voting Trust Certificates and a vote of the holders of a majority of the shares of Series I Preferred Stock (and the holders of Common Stock issued upon conversion of Series I Preferred Stock) together with the consent of the Company. The Voting Trust Agreement will terminate on the earlier of (i) April 14, 2003, unless Certificate Holders beneficially owning 65% of the shares subject to the Voting Trust Agreement elect to continue the Voting Trust or (ii) upon the consent of the Company and the vote of the holders of Voting Trust Certificates who beneficially own more than 75% of the shares subject to the Voting Trust Agreement.

STOCKHOLDERS' AGREEMENTS

         Global Stockholders' Agreement. The Voting Trustee, Certificate Holders, certain members of the Investor Group (members of such group referred to individually as an "Investor") holding preferred stock, certain members of management (the "Management Stockholders") and the Company are parties to a stockholders' agreement, dated as of April 14, 1993, as amended as of March 6, 1997 and March 15, 1998 (the "Global Stockholders' Agreement"). Pursuant to the Global Stockholders' Agreement, the Management Stockholders have agreed not to sell any shares of Common Stock except for certain family transfers, transfers pursuant to the laws of descent and distribution, and certain other exceptions. The Global Stockholders' Agreement provides that, in the event of any sale (whether by merger or sale of the stock) of the Company effected on the same terms for each holder of capital stock of the Company, a stockholder party to the Global Stockholders' Agreement has no right to dissent and be paid the appraised value of his or her shares and, in the event of a stock sale, is required to sell his or her shares to any purchaser in such sale. The Global Stockholders' Agreement will terminate on the earlier of April 14, 2003 or the consummation of a registered public offering of the Company's stock.

         Supplemental Stockholders' Agreement. The Company and certain Investors are parties to a supplemental stockholders' agreement, dated as of December 10, 1993 (the "Supplemental Stockholders' Agreement"). The Supplemental Stockholders' Agreement sets forth analogous provisions for the transfer of preferred stock as the Global Stockholders' Agreement sets forth for transfer of shares held by Management Stockholders.

         1993 Institutional Stockholders' Agreement. The Company and the Investor Group are parties to a preferred and common stockholders' agreement, dated as of December 10, 1993 (the "1993 Institutional Stockholders' Agreement") to establish in part the composition of the Company's Board of Directors and to provide for certain participation rights related to the sale of stock by major stockholders. This agreement is expected to be amended and restated to add Management Stockholders as parties and provide for certain other changes.

         The parties to the 1993 Institutional Stockholders' Agreement are required to vote their shares to elect to the Board of Directors two nominees of Clipper Capital Associates, L.P. ("CCA"), an affiliate of Clipper, one nominee of National Partners III, L.P. ("National III"), two nominees of National Partners, L.P. ("National I") and one nominee jointly chosen by National I and CCA. After the liquidation of National I, First Plaza will assume National I's rights and after the liquidation of National III, Olympus will assume National III's rights, with respect to nominating directors under the agreement. Under certain conditions, the rights of certain parties to nominate directors may increase or decrease. The right to nominate a director ceases when any party (together with its affiliates) sells any shares governed by the agreement unless such shares have been registered under the Securities Act or sold pursuant to Rule 144 under the Securities Act. The portion of the 1993 Institutional Stockholders' Agreement pertaining to the Board of Directors terminates on December 10, 2003 unless extended. In the event that the Company becomes publicly held, the 1993 Institutional Stockholders' Agreement will terminate except for that portion of the agreement pertaining to nomination of directors. The 1993 Institutional Stockholders' Agreement provides for the right of such stockholders to participate in certain sales of stock of the Company by other parties. Any transferee of a party to the 1993 Institutional Stockholders' Agreement must become party to that agreement according to its terms.

         1999 Institutional Stockholders' Agreement. The Company, Freightliner and certain members of the Investor Group are parties to a stockholders' agreement, dated as of July 21, 1999 (the "1999 Institutional Stockholders' Agreement"). The parties to the 1999 Institutional Stockholders' Agreement are required to vote their shares to elect to the Board of Directors (1) three nominees of CCA, an affiliate of Clipper, (2) one nominee of National III, (3) one nominee of National I, (4) one nominee jointly chosen by National I and CCA,
(5) the Chief Executive Officer of the Company, (6) the Chief Executive Officer of Freightliner, or another nominee of Freightliner reasonably acceptable to the Company, for so long as Freightliner owns at least 200,000 of the shares in the Company purchased by Freightliner pursuant to the Investment and Option Agreement, dated July 21, 1999, between the Company and Freightliner, and (7) E. Philip Saunders, for so long as he is entitled to serve as a member of the Board of Directors pursuant to the Share Exchange Agreement, dated February 26, 1999, between the Company and E. Philip Saunders. After the liquidation of National I, First Plaza will assume National I's rights and after the liquidation of National III, CCA will assume National III's rights, with respect to nominating directors under the agreement.

         In addition, the 1999 Institutional Stockholders' Agreement, among other things, limits the ability of Freightliner to transfer shares in the Company owned by Freightliner, provides participation rights for the stockholder-parties to the agreement in the event of certain sales of stock of the Company by other parties, requires such stockholders to participate in certain sales of the Company, provides a right of first refusal for Freightliner in the event of a proposed "change of control" transaction involving the Company and a competitor of Freightliner, and provides put and call rights and registration rights relating to the shares in the Company owned by Freightliner. Any transferee of a party to the 1999 Institutional Stockholders' Agreement must become party to that agreement according to its terms. The 1999 Institutional Stockholders' Agreement will terminate upon the consummation of a registered public offering of the Company's stock or a "change of control" transaction.

TRANSACTIONS AND RELATIONSHIPS WITH INVESTORS

         The Company is party to a series of agreements (the "Clipper Agreements") and related indemnity for financial advisory services to be provided, on an exclusive basis, by Clipper, Clipper Capital Partners, L.P. and assigns (including, at times, Olympus) (together, the "Clipper Entities") to the Company and its subsidiaries. In consideration for services provided pursuant to such agreements, the Company agreed to compensate the Clipper Entities at rates established by the Clipper Entities consistent with those rates customarily charged by nationally recognized investment firms. The terms of the Clipper Agreements continue until such time as Clipper and its affiliates no longer own, in the aggregate, 5% or more of the equity securities of the Company. During 1999, the Company paid fees of $250,000 to the Clipper Entities for their services provided with respect to the TPOA Acquisition. Clipper and Olympus have also been reimbursed from time to time by the Company for out of pocket expenses, including legal fees. Louis J. Mischianti, who is employed by an affiliate of Olympus, is a Director of the Company. Robert B. Calhoun, Jr., Rolf
H. Towe and Eugene P. Lynch, each of whom are Directors of the Company, are employed by Clipper or its affiliates.

         The Company leases one of its travel centers from a realty company owned by two individuals, one of whom is E. Philip Saunders, a director of the Company. This lease relationship commenced during 1999 in connection with the TPOA Acquisition and total rent expense related to this lease for the year ended December 31, 1999 was $263,000. In connection with the TPOA acquisition, the Company agreed to use its best efforts to have Mr. Saunders appointed to the Board of Directors. Pursuant to the Share Exchange Agreement between the Company and Mr. Saunders, his service on the board of Directors will terminate in June 2002 (or earlier under certain circumstances).

TRANSACTIONS WITH OPERATOR STOCKHOLDERS

         As of December 31, 1999, Operators controlling 22 travel centers owned an aggregate of 276,250 shares of the Company's Common Stock, which represents approximately 3.0% of the issued and outstanding Common Stock giving effect to the conversion of preferred stock and the exercise of warrants and options. The Company's transactions with these Operators are at prices and on terms that are the same as similar transactions with non-stockholder Operators. Such Operator stockholders have entered into the Voting Trust Agreement with the Company and the Voting Trustee.

TRANSACTIONS WITH OFFICERS

         As of December 31, 1999, the Company had issued to Edwin P. Kuhn, James
W. George, Timothy L. Doane, Michael H. Hinderliter and Steven C. Lee, 15,452; 11,590; 7,727; 11,590, and 3,864 shares of Common Stock (the "Management Shares"), respectively, pursuant to certain management subscription agreements (together, the "Management Subscription Agreement"). Each Management Subscription Agreement provides for a purchase price of the Management Shares of between $10 and $20 per share. As described below, the Company financed a portion of the purchase price of the Management Shares.

         The Management Subscription Agreement gives the Company the right, but not the obligation, for 60 days following the employee's cessation of employment with the Company, for any reason whatsoever, to repurchase the Management Shares at a formula price and gives the employee the right, but not the obligation, for an additional 60 days to sell the Management Shares to the Company at a second formula price. Pursuant to either of the foregoing formulas, the purchase price per share is equal to the product of (a) a specified multiple of EBITDA (as defined in the Management Subscription Agreement) of the Company for the most recent four consecutive full fiscal quarters less the aggregate amount of consolidated indebtedness of the Company and (b) a fraction, the numerator of which is equal to the number of Management Shares being repurchased by the Company and the denominator of which equals the number of fully diluted shares of capital stock of the Company. The credit facilities, the Senior Notes and the Indenture limits the Company's ability to repurchase the Management Shares.

         In connection with the purchase of the Management Shares, each of the members of senior management who entered into the Management Subscription Agreement also received financing from the Company with respect to no more than one half of the purchase price of such manager's stock purchases. In connection with such financing, each such manager executed a note in favor of the Company (each, a "Management Note") and a pledge agreement (each a "Management Pledge Agreement"). The Management Notes for the named Executives total $251,110 in principal amount, and are payable by the following Named Executives in the indicated principal amount as follows: Edwin P. Kuhn, $77,260; James W. George, $57,950; Timothy L. Doane, $57,950, Michael H. Hinderliter, $57,950 and Steven
C. Lee, $38,460. With respect to the Management Notes, interest accrues at an annual rate of 4.76% for Messrs. Kuhn, George and Hinderliter and 6.01% for Messrs. Doane and Lee, in each case compounded semi-annually. Accrued and unpaid interest, together with unpaid principal, if not sooner paid, is due and payable on the earliest of (i) the date of cessation of employment of such employee,
(ii) the date such employee is no longer the owner of the particular Management Shares and (iii) the tenth anniversary of the Management Note.